AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED MARCH 24, 2022

Wing Zone Labs, Inc. (FKA Future Labs IX, Inc.)

1661 East Franklin Avenue

El Segundo, CA 90245

up to

2,139,037 shares of Common Stock (1)

We are offering up to 1,782,531 shares of Common Stock for purchase by investors, plus up to 356,506 “Bonus Shares” on a “best efforts” basis to investors in this offering, without any minimum target.

Common Stock Shares	Price to the Public		Underwriting Discounts and Commissions,*	Proceeds to Company Before Expenses **
Per share/unit	$5.61		$0.06	$5.55
Total Maximum to Investors	$11,999,998.69	(2)	$100,000	$11,899,998.69	(2)

(1) The Company is offering up to 1,782,531 shares of Common Stock for purchase by investors in this offering, plus up to 356,506 (or 20% of shares of Common Stock for purchase by investors) additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level. See "Plan of Distribution" for more information.

(2) Total Maximum Price to Public and Proceeds to Issuer Before Expenses includes $9,999,998.91, the value of Common Stock assuming, $5.61 per share, and includes $1,999,999.78, the value of the Bonus Shares, assuming $5.61 per share; provided, however, we shall not receive such Bonus amounts because Investors are not paying the purchase price for such Bonus Shares.

*The Company has engaged Dalmore Group, LLC to serve as the broker/dealer of record, but not for underwriting or placement agent services. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $100,000.

The Company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will pay a one-time $10,000 consulting fee that will be due immediately after FINRA issues a No Objection Letter. See "Plan of Distribution and Selling Securityholders" for details of compensation and transaction fees to be paid to the placement agent.

**Wing Zone Labs, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $48,250, not including commissions or state filing fees.

Investors in this offering will grant an irrevocable voting proxy to the company’s CEO that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore Group, funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the SEC, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering, and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [_], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “Wing Zone Labs,” “Future Labs IX,” “we,” “our,” and “us” refer to Wing Zone Labs, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Wing Zone Labs Company Overview

Wing Zone Labs, Inc. (f/k/a “Future Labs IX, Inc.”) has a vision to scale and automate Wing Zone franchises, starting within a prime Southern California territory for which Wing Zone Labs has exclusive rights and a 20-store development agreement.

Our team has a wealth of experience that spans the development and expansion of traditional restaurant and ghost kitchen concepts, culinary expertise, food robotics and automation, and kitchen technology. We are leveraging this experience to build an innovative and scalable fast casual chicken wing concept. We are based in El Segundo, California and are currently launching the site selection process for our first Wing Zone franchise locations.

Industry Overview

The worldwide take-out chicken restaurant market is expected to see a compound annual growth rate (CAGR) of 5.32% year-over-year between 2021 and 2026. Thirty-nine percent of the market’s growth will originate from APAC during the forecast period. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years to 2024, and the increased spending power created a demand for high-quality food products and an increase in restaurant input cost.

The take-out fried chicken market can be segmented into by distribution channel (offline and online). The offline segment has grown steadily and consists of fast-food outlets such as takeaways, drive-through, and curbside pickup. For the online segment, the growth of doorstep delivery globally is also a major driver of growth in the fast-food chicken market. The US food delivery market increased over 200 percent between 2015 and 2020, and the COVID-19 pandemic only accelerated trends toward delivery and off-premise dining.

Nationwide, chicken wing demand is growing during major sporting events; for Super Bowl 2020 weekend, Americans consumed a record breaking 1.4 billion chicken wings (27 million more than the prior year, or 2% year-over-year growth). Despite not having March Madness and full major sports in 2020, Wing Zone achieved highs in store AUVs, which suggests that it has the potential to see strong growth as major sports events return.

Tangentially, the wider fast-food franchising market is also a very large, tried, and tested business model. The Quick Service restaurant industry is said to be worth an estimated $256 billion. With 50 million Americans eating fast food every day, it has proven to be the most profitable and stable segment of the food industry. With the rise of delivery services, ghost kitchens, and COVID-19, fast food franchises in general have held steady growth and have leveraged their convenience to low cost models to grow. Globally, the fast-food franchise market is estimated to reach $931.7 billion, with a CAGR of 4.6%, with the quick service restaurant (QSR) segment accounting for 42.59% of the global food franchise market share. US growth in QSR franchises is expected to be in line or outpace the global average.

While we believe that Wing Zone, and our vision for Wing Zone Labs, have great potential to become a top performer in the wing market, direct competitors exist in the quick service wing restaurant and delivery space. Competitors include Domino’s, Buffalo Wild Wings, Applebee’s, Wingstreet/Pizza Hut, Zaxby’s, Popeye’s, Hooters, Wingstop, and local operators. Additionally, there are players in the food/restaurant automation space to be aware of; however, we know of no competitors automating chicken wing franchises or who have automated restaurants at the scale we envision. We believe our team is the only business that combines an experienced team of restaurateurs, culinary experts, and engineers with a management and advisory board that have deep experience in the restaurant industry and in food automation, including at Kitchen United and Miso Robotics. In addition, we believe that our go-to-market strategy is unique in the space. Taken together, these strengths differentiate us from other players in the market.

Our Product

We are making progress toward launching our first Wing Zone franchise locations and anticipate that the Company will open its first one to three stores and begin generating revenue in 2022. Wing Zone will provide guidance on site selection and store build-out, as well as provide marketing assets, recipes, operational procedures, and more. Additionally, Wing Zone will facilitate training and collaborate with Wing Zone Labs to ensure sites are prepared for launch and that store operations are running smoothly after opening. Wing Zone Labs will be responsible for the construction of each location (purchase of any equipment or other costs incurred to prepare the physical space), hiring, and operating each location. The Company has an Intellectual Property License Agreement in place to utilize relevant intellectual property, including the “Wing Zone Labs” trademark, to conduct business.

We are also advancing our efforts towards automating Wing Zone Labs locations, in collaboration with Wing Zone. Wing Zone Labs is supported by Wavemaker Labs, Inc., a venture studio and ecosystem that spans the development and expansion of traditional restaurant and ghost kitchen concepts, culinary expertise, food robotics, automation, and kitchen technology. Wavemaker Labs has an industry-pioneering track record of building robotic food technology companies such as Miso Robotics, a burger and fried food automation company with which Wing Zone has already begun an engagement. Wing Zone Labs, supported by the expertise of Wavemaker Labs, will stay focused on exploring opportunities to integrate technology and automation into all aspects of its Wing Zone franchise operations.

Selected Risks Associated with the Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

●	Our auditor has issued a “going concern” opinion.

●	The technology supporting the automation of our franchise locations is not yet fully defined or developed, and the extent of the realized automation could be limited, which would put part of our planned model at risk.

●	We may be required to raise additional capital in order to develop the technology and product needed to support our model.

●	Our company does not yet hold any patents on any products or technology that will be deployed through Wing Zone Labs.

●	We rely on a small management team to execute our business plan.

●	We could be adversely affected by product liability, personal injury or other health and safety issues.

●	Competing brands or technologies could limit our ability to successfully deploy our model.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company's stock.

Offering Terms

Securities Offered	Maximum of 1,782,531 shares of Common Stock, plus up to 356,506 Bonus Shares of Common Stock
Minimum Investment	$499.29, or 89 shares of Common Stock
Securities outstanding before the Offering:
Class F Stock	3,000,000
Common Stock	565,063 shares (1)
Securities outstanding after the Offering:
Class F Stock	3,000,000
Common Stock (assuming a fully subscribed offering)	2,704,100 (includes 565,063 shares outstanding before the offering (1), plus up to 1,782,531 shares, plus up to 356,506 Bonus Shares)
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our CEO that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for site construction and expansion, marketing, personnel, and general overhead.

(1) Includes unissued shares for which the Company has authorized to be issued pursuant to certain option agreements.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any revenue

The Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Wing Zone Labs has incurred a net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance, and we have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. As of December 31, 2021, the date of our latest audited financial statements, we had not yet commenced any revenue-generating activity. The Company’s ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. Our failure to raise capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

We rely on a small management team with other business obligations to execute our business plan.

Our management team is currently small and made up of only two part-time individuals, Kevin Morris and James Jordan, whom we rely on to help us raise funds and help grow our business. These individuals’ meaningful obligations to other businesses put their ability to dedicate sufficient time to the Company at risk. Our partnership with Wavemaker Labs, Inc. and other consultants will thus be crucial for us to achieve our growth plan.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy, and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any company serving food, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Many of our competitors have more resources and greater market recognition than we do.

There are already a number of companies with more resources and greater market recognition in the chicken wing market than Wing Zone, our franchisor, has. Because of this, we may face issues developing a brand that can compete with other players in the market. We will be at a disadvantage as we have relatively less market recognition and penetration.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service.

It is possible that there may never be successful Wing Zone franchise stores owned by Wing Zone Labs. It is possible that a failure to scale our franchises could result from a change in business model upon the Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Company’s Common Stock. Shares of Common Stock may be traded over-the-counter by individual holders to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. The Company has no plans to list any of its shares on any OTC or similar exchange.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest equal to or greater than $2,000, $5,000, $10,000, or $20,000, are entitled to receive Bonus Shares as a specific percentage of the amount of their investment. The Bonus Shares effectively give such investors in this offering a discount on their investment. Therefore, the value of shares of investors who invest less than $2,000 and pay the full price for the Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share.

We have not set a minimum offering amount for this offering.

We have not set a minimum offering amount for this offering. This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the offering.

Investors in the company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s CEO. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Our Subscription Agreement for this Offering includes forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against the Company.

Our subscription agreement for this offering includes forum selection provisions that requires any claims against the Company by subscribers not arising under the federal securities laws to be brought in a court of competent jurisdiction in Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Security Holders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

Risks Related to the Franchise Agreement

Being a franchisee of WZ Franchise, LLC (“Wing Zone”) entails obligations that carry inherent risk. The Franchisee is beholden to requirements and operational procedures dictated by Wing Zone to ensure that franchise quality and procedures are aligned to the standards Wing Zone seeks to maintain across all franchisees. These requirements, and changes to them over time, could lead to temporary or long-term inefficiencies outside of the Company’s control.

We have also taken on the risk that accompanies mandatory spending obligations, including costs to cover marketing plans created by Wing Zone. Spending risk can also be found in mandated potential purchases of fixtures, furnishings, signs and equipment, and any other enhancements such as security, and computer systems.

There is also risk of sub-optimal franchise outcomes related to Wing Zone’s right to set franchisee pricing for products and services, designate and approve supplier and service provider (e.g., construction management, architectural firm) relationships, and claim first right to purchase franchisee operations in the case of transfer of ownership.

In the event the Company breaches any obligations in the Franchise Agreement, it shall be liable for resulting damages, including attorney fees and costs of litigation. Further legal risks include the franchisee’s irrevocable waiver of the right to trial by jury and the right to participate in any class action, whether at law or in equity, brought by Wing Zone and/or a Wing Zone franchisee.

Risks Related to COVID-19

The Impact of COVID-19 could slow the launch and operations of our stores.

Due to COVID-19, the Company may experience delays related to sourcing, assembly, and distribution of products and equipment needed to construct and open our stores. The impact continues to evolve, and its future effects are uncertain. Due to COVID-19, the Company may be limited at times in ways that affect operations, such as implementing social distancing within stores.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 spread globally and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have resulted in severe travel restrictions and social distancing of varying intensities during different time periods. The impacts of the outbreak continue to evolve. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Specifically, COVID-19 may impact the launch of Wing Zone Labs franchise stores due to travel restrictions or impacts to construction and launch of stores. If we are unable to proceed according to our business plan, we may not be able to scale our business. This impact would mean we’d need to raise additional capital in order to meet our revenue targets.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, and assuming that the shares are sold at $5.61 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception.

	Date Issued	Issued Shares		Potential Shares	Total Issued and Potential Shares		Effective Cash Price per Share at Issuance or Potential Conversion
Class F Shares	2021	3,000,000	(2)		3,000,000		$0.00
Common Stock
Securities Issued Under Rule 506

Common Stock Options
$.01 Options	2022			565,063	565,063	(1)	$0.01
Unallocated Options				-	-

Total Common Share Equivalents		3,000,000		565,063	3,565,063		$0.00

Investors in Reg A+ offering, assuming full amount raised(3)	2022			1,782,531	1,782,531		$5.61

Total After Inclusion of this Offering		3,000,000		2,347,594	5,347,594		$1.87

(1)	Assumes conversion at exercise price of all outstanding options
(2)	Assumes conversion of all issued Class F shares to common stock
(3)	The Company may issue up to 356,506 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $4.68.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2021 of -$193,000, which is derived from the net equity of the Company in its December 31, 2021 audited financial statements, excluding intangible assets. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $100,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $100,000 raise from this offering, a $5,000,000 raise from this offering, and a fully subscribed $10,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$0.1 Million Raise		$5 Million Raise		$10 Million Raise
Price per Share	$5.61		$5.61		$5.61
Shares Issued, excluding Bonus Shares (3)	17,825		891,266		1,782,531
Capital Raised	$100,000		$5,000,000		$10,000,000
Less: Offering Costs	$(49,250)		$(98,250)		$(148,250)
Net Offering Proceeds	$50,750		$4,901,750		$9,851,750
Net Tangible Book Value Pre-financing	$(187,349	)(2)	$(187,349	)(2)	$(187,349	)(2)
Net Tangible Book Value Post-financing	$(136,599)		$4,714,401		$9,664,401

Shares issued and outstanding pre-financing	3,565,063	(1)	3,565,063	(1)	3,565,063	(1)

Post-Financing Shares Issued and Outstanding	3,582,888		4,456,329		5,347,594

Net tangible book value per share prior to offering	$(0.05)		$(0.05)		$(0.05)
Increase/(Decrease) per share attributable to new investors	$0.01		$1.11		$1.86
Net tangible book value per share after offering	$(0.04)		$1.06		$1.81
Dilution per share to new investors ($)	$5.65		$4.55		$3.80
Dilution per share to new investors (%)	100.68%		81.14%		67.79%

(1)	Assumes conversion of all issued Class F shares to common stock and exercise of 565,063 outstanding stock options (providing proceeds of $5,650.63 to net tangible book value).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding stock options discussed at (1).
(3)	The Company may issue up to 356,506 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company.

The following table demonstrates the same information as above, but without adjusting for conversion of outstanding convertible instruments, and only showing those shares of the Company that are presently issued.

On Issued and Outstanding Basis:	$0.1 Million Raise	$5 Million Raise	$10 Million Raise
Price per Share	$5.61	$5.61	$5.61
Shares Issued, excluding Bonus Shares (1)	17,825	891,266	1,782,531
Capital Raised	$100,000	$5,000,000	$10,000,000
Less: Offering Costs	$(49,250)	$(98,250)	$(148,250)
Net Offering Proceeds	$50,750	$4,901,750	$9,851,750
Net Tangible Book Value Pre-financing	$(193,000)	$(193,000)	$(193,000)
Net Tangible Book Value Post-financing	$(142,250)	$4,708,750	$9,658,750

Shares Issued and Outstanding Pre-Financing	3,000,000	3,000,000	3,000,000

Post-Financing Shares Issued and Outstanding	3,017,825	3,891,266	4,782,531

Net tangible book value per share prior to offering	$(0.06)	$(0.06)	$(0.06)
Increase/(Decrease) per share attributable to new investors	$0.02	$1.27	$2.08
Net tangible book value per share after offering	$(0.05)	$1.21	$2.02
Dilution per share to new investors ($)	$5.66	$4.40	$3.59
Dilution per share to new investors (%)	100.84%	78.43%	64.00%

(1)	The Company may issue up to 356,506 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $10,000,000 to the Company, the net proceeds of this offering would be approximately $9,851,750 after subtracting estimated offering costs of $100,000 to Dalmore Group, LLC in commissions, and $48,250 in audit, legal, and filings fees. If Wing Zone Labs, Inc. successfully raises the maximum amount under this raise, the Company intends to allocate significant capital to franchise store opening costs, including site selection and construction; personnel costs, including hiring and training; and investment in marketing to support the success of store launch and operations.

Assuming a raise of $5,000,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $4,901,750 after subtracting estimated offering costs of $50,000 to Dalmore Group, LLC in commissions and $48,250 in audit, legal, and filings fees. In such an event, Wing Zone Labs, Inc. would allocate funds to the aforementioned categories but would need to slow its pace of store openings.

Assuming a raise of $100,000, representing 10% of the maximum offering amount, net proceeds would be approximately $50,750 after subtracting estimated offering costs of $1,000 to Dalmore Group, LLC in commissions and $48,250 in audit, legal, and filings fees.

Please see the table below for a summary our intended use of proceeds from this offering:

	Maximum Offering
Total Raise	$100,000	$5,000,000	$10,000,000
Commissions	$1,000	$50,000	$100,000
Fixed Costs	$48,250	$48,250	$48,250
Net Proceeds	$50,750	$4,901,750	$9,851,750

Percent
Allocation	Category	%	Category	%	Category
30%	Store site construction and development	30%	Store site construction and development	30%	Store site construction and development
25%	Payroll	25%	Payroll	25%	Payroll
20%	Automation R&D	20%	Automation R&D	20%	Automation R&D
15%	Marketing	15%	Marketing	15%	Marketing
10%	General Administrative	10%	General Administrative	10%	General Administrative

Because the offering is a “best efforts,” we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Wing Zone Labs, Inc. was incorporated on January 12, 2021 when the team saw growing demand for fast, convenient, delicious food options alongside shifts in demand for contactless service and growing labor supply shortages, particularly in the realm of quick service restaurants. The Company also saw opportunity in the growing market for chicken wings. Taken together, these led our leadership team to craft a vision for a tech-enabled chicken wing restaurant concept. When Wing Zone demonstrated early interest in robotic automation through engagement with Miso Robotics (a related entity), our leadership saw the opportunity to leverage Wing Zone’s openness to innovation and build on its existing traction by becoming a high-volume Wing Zone franchise focused on integrating automation and technology.

Wing Zone Labs, Inc. is supported by its relationships with Wavemaker Partners, Wavemaker Labs, and Wing Zone. With over $550 million in assets under management and headquarters located in Singapore and Los Angeles, Wavemaker Partners serves as a strategic advisor and connector for Wing Zone Labs, Inc. Furthermore, the team at Wavemaker Labs notably launched an AI-driven robotic kitchen assistant at Miso Robotics, which Wing Zone has already partnered with. Wavemaker Labs provide insights to food technology, robotic R&D, and a team of strategic and technical experts whose expertise extends to restaurant operations and franchising. The Wing Zone leadership team has a deep bench of experience in operating, scaling, and franchising restaurant brands. They are committed to excellence in everything from operations to food quality and serve as key advisors to Wing Zone Labs, Inc.

Product Overview

Wing Zone Labs, Inc. plans to scale Wing Zone quick service franchise restaurants, starting with our signed development agreement for 20 stores with exclusive rights in a prime Southern California territory. Our long-term vision is to automate operations and cooking in our restaurants. We will open traditional stores in parallel with our efforts to advance restaurant automation.

Key Attractive Characteristics of Wing Zone:

Unique Positioning in a Rapidly Growing Segment: For the last two years, Wing Zone has been ranked among the top 100 movers and shakers in the fast-casual segment. It has also developed 17 award-winning flavors.

Labor-Light and Small-Footprint Real Estate: A focus on off-premise dining and straightforward restaurant-level operations keep OPEX and CAPEX relatively low. Introducing automation has the potential to further drive down costs. Operationally, take-out fried chicken is heavily dependent on labor costs, with the cost of labor being one of the primary drivers of margins.

Favorable Supply Characteristics: Chickens can be bred and slaughtered within 7-10 weeks, providing shorter supply trough durations than beef (1+ years), pork (~5 months), and other major proteins. Shorter supply trough durations reduce price variations and provide more clarity on forward food costs, allowing both suppliers and Wing Zone more clarity when discussing forward fixed contract pricing. Coupled with Capriotti’s existing working relationships with suppliers contributes to more predictable food costs for franchisees.

Exceptional Owners and Leadership: Wing Zone was acquired by Capriotti’s, whose Leadership Team and Board of Directors bring experience from many of the top historical Fast Casual and QSR Brands, including Quiznos, Domino’s, Pizza Hut, and others. Since Capriotti’s was founded in 1976, it has led the industry in providing premium sandwiches to customers, as evident by its longstanding customers and strong growth; Wing Zone’s tradition of flavorful wings, coupled with Capriotti’s experienced and data-focused management team, presents a strong combination for sustained success.

Market

The worldwide take-out chicken restaurant market is expected to see a compound annual growth rate (CAGR) of 5.32% year-over-year between 2021 and 2026. Thirty-nine percent of the market’s growth will originate from APAC during the forecast period. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years to 2024, and the increased spending power created a demand for high-quality food products and an increase in restaurant input cost.

The take-out fried chicken market can be segmented into by distribution channel (offline and online). The offline segment has grown steadily and consists of fast-food outlets such as takeaways, drive-through, and curbside pickup. For the online segment, the growth of doorstep delivery globally is also a major driver of growth in the fast-food chicken market. The US food delivery market increased over 200 percent between 2015 and 2020, and the COVID-19 pandemic only accelerated trends toward delivery and off-premise dining.

Nationwide, chicken wing demand is growing during major sporting events; for Super Bowl 2020 weekend, Americans consumed a record breaking 1.4 billion chicken wings (27 million more than the prior year, or 2% year-over-year growth). Despite not having March Madness and full major sports in 2020, Wing Zone achieved highs in store AUVs, which suggests that it has the potential to see strong growth as major sports events return.

Tangentially, the wider fast-food franchising market is also a very large, tried, and tested business model. The Quick Service restaurant industry is said to be worth an estimated $256 billion. With 50 million Americans eating fast food every day, it has proven to be the most profitable and stable segment of the food industry. With the rise of delivery services, ghost kitchens, and COVID-19, fast food franchises in general have held steady growth and have leveraged their convenience to low cost models to grow. Globally, the fast-food franchise market is estimated to reach $931.7 billion, with a CAGR of 4.6%, with the quick service restaurant (QSR) segment accounting for 42.59% of the global food franchise market share. US growth in QSR franchises is expected to be in line or outpace the global average.

COVID-19 has resulted in domestic consumers shifting their food preferences towards QSR and Fast Casual as drive-throughs, delivery, and takeaway are perceived as safer options than in-store dining. The entry of Wing Zone Labs into automation is also responsive to this shift.

Sales & Marketing

We will identify sites for our Wing Zone franchise locations using a rigorous, data-driven approach supported by Wing Zone that takes into account location density, traffic, demographics, and existing commercial operators and activity. We will conduct local marketing campaigns to drive new customers to our stores, guided by Wing Zone best practices and further informed by the expertise of our team and advisors.

Competition

While we believe that Wing Zone Labs’ Wing Zone Franchise restaurants are poised for success, direct competitors exist in the wing delivery and wing automation space, including Domino’s, Buffalo Wild Wings, Applebee’s, Wingstreet/Pizza Hut, Zaxby’s, Popeyes, Hooters, Wingstop, and other local players. We believe our team is the only business that combines an experienced team of restaurateurs, culinary experts, and engineers with a management and advisory board with deep experience in the restaurant industry and in food automation, including at Kitchen United and Miso Robotics. Wing Zone’s achievements, including its notably quick service and awards won for its flavors, attest to its superiority on key consumer preference measures. In addition, we believe that our plans for automating our restaurants over time put us ahead of the competition in terms of both cost and time efficiency.

Employees

The Company is currently led by two officers – Kevin Morris, President and CFO, and Buck Jordan, CEO – and one director, Buck Jordan. The Company also relies on part-time contractors for a variety of functions, including marketing, business development, and finance. Within the next 24 months, we also plan to make hires focused on operations and human resources, in addition to staffing our individual franchise restaurants.

The Company’s Franchise Agreement and Area Development Agreement

In December 2021, the Company entered into a franchise and area development agreement (the “Wing Zone Agreement”) with WZ Franchise LLC (the “Franchisor”) for the option to obtain licenses to establish and operate twenty Wing Zone restaurants within the designated territory of Southern California. The Franchisor also granted the Company a non-assignable, non-exclusive right to use the Wing Zone trademarks in the operation of a restaurant selling chicken wings, boneless wings, chicken sandwiches, chicken tenders, related food products, beverage products and ancillary merchandise (“Franchised Restaurants”).

The Wing Zone Agreement is effective for 10 years, during which the Company agrees to operate the Franchised Restaurants. Under the Agreement, the Company must open its first restaurant by December 2022, and its twentieth restaurant by February 2028. At the end of the 10 year term, the Company will have the right to acquire a successor franchise to continue operating the Franchised Restaurants for an additional ten years.

As part of the Wing Zone Agreement, the Company will only operate the Franchised Restaurant in locations accepted by the Franchisor and may only conduct business as a Franchise Restaurant at or from the Accepted Location. The Franchisor has the authority to grant or deny a request to relocate the Franchised Restaurant based on a range of considerations including, but not limited to, the Company paying the Franchisor a relocation fee and reimbursing any costs incurred by the Franchisor during the relocation process. The territory set by the Wing Zone Agreement is non-exclusive, and the Franchisor may allow other franchisees to operate in the same territory.

The Company will pay an initial franchise fee of $25,500 to the Franchisor and will pay an additional $25,500 for each new restaurant operated by the Company under the Wing Zone Agreement. The Company’s initial payment to the Franchisor is $193,000, characterized as a development fee. This fee includes the initial franchisee fee for the first Franchised Restaurant, a development services fee and a deposit towards the individual franchise fee for each additional Franchised Restaurant which the Company is granted the option to develop. The development fee is non-refundable and represents consideration for the rights granted to the Company and for reserving the designed territory. The development fee is due in four installments beginning in April 2022 with the last installment due December 2022. As of December 31, 2021, the Company capitalized the franchise rights of $193,000, and will amortize the fees over the term of the Wing Zone Agreement beginning in 2022.

Over the term of the Wing Zone Agreement, the Company will owe the Franchisor a royalty fee of 6% of the gross sales for each Franchised Restaurant, payable on a weekly basis. If the Company does not develop at least three Franchised Restaurants under the agreed development development schedule, the royalty fee on all operating Franchised Restaurants will immediately increase to 7% of gross sales for the remainder of the franchise terms.

Under the Wing Zone Agreement, the Company has several obligations, including the following:

(i)	Having a managing owner in place to control the daily operations of each Franchised Restaurant. The Franchisor has the right to require the managing owner to participate in a training program for $10,000.

(ii)	For each Franchised Restaurant, the Company is required to spend at least $30,000 (or $12,000 if operating at a non-traditional venue) payable to the Franchisor towards the shop launch marketing plan.

(iii)	After each Franchised Restaurant has been in operation for six months, the Company must spend at least 1.5% of gross sales each month towards local marketing efforts.

(iv)	The Company is obligated to acquire and subscribe to the Franchisor’s point of sale system and must pay the Franchisor a technology fee of 0.65% of gross sales, payable on a weekly basis.

(v)	The Company must obtain required insurance coverage before opening the Franchise Restaurant.

(vi)	Within nine months of written notice from the Franchisor, the Company must remodel or re-equip the Franchised Restaurant in accordance with specifications provided by the Franchisor. Required remodeling or equipment costs may not exceed $10,000 during the first two years of the agreement term or $50,000 in any five-year period.

(vii)	The Company must contribute to the Franchisor’s national marketing fund, payable on a weekly basis, in an amount that the Franchisor designates but shall not exceed 4% of the gross sales of the Franchised Restaurant.

(viii)	The Franchisor has the right to designate an area for the purpose of establishing an advertising cooperative. Each cooperative may be entitled to make contributions up to 2% of gross sales.

The Wing Zone Agreement may be terminated without the Company’s right to cure if the Company is in default, including declaring bankruptcy or insolvency, not having an approved managing owner, underpaying of royalties by 10%, or if the Company fails to open a Franchised Restaurant within one year per the development schedule. The Wing Zone Agreement may be terminated with the Company’s right to cure if the Company fails to remodel the Franchised Restaurant or if the Company does not pay any monies to the national marketing fund. The Company may terminate the Wing Zone Agreement if the Franchisor commits a material breach of any of its obligations. Upon termination of expiration of the Wing Zone Agreement, all rights granted to the Company shall terminate and revert to the Franchisor.

The Company’s Property

The Company currently operates out of the offices of Wavemaker Labs, Inc. in El Segundo, CA. We have also begun the site selection process to identify initial restaurant location(s), though no restaurant leases have been secured.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Year Ended December 31, 2021

The Company was founded on January 12, 2021. As of December 31, 2021, the date of its latest audit financial statements, the company had not yet generated any revenue and had incurred costs of $30. The Company’s activities since inception have primarily consisted of formation activities and preparations to raise capital.

Liquidity and Capital Resources – Fiscal Year Ended December 31, 2021

As of December 31, 2021, the Company had cash on hand of $0. The Company is not generating revenue and will require infusion of capital to launch and sustain initial business operations. The Company plans to try to raise capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent securing needed capital, the Company may be forced to significantly reduce planned expenses and could become insolvent. Anticipated expenses, revenue, and other sources of capital for the Company’s first 12 months of operation are outlined in “Plan of Operations” below.

Financial Obligations of the Company’s Franchise Agreement

The Company has agreed to a set of financial obligations under the Wing Zone Agreement with WZ Franchise, LLC. The Company has agreed to certain financial obligations, including but not limited to:

●	A one-time franchisee fee (the “Initial Franchise Fee”) of $25,500 and a development services fee of $6,000 due to be paid by April 1, 2022.

●	A royalty (“Royalty Fee”) of 6% of Franchisee’s total gross sales (“Royalty Fee”), to be paid weekly. In the event a Franchised Restaurant is closed temporarily without the Franchisor’s approval, the Company will still owe a Royalty Fee equal to the average Royalty Fee for the 60 days immediately preceding the date the unapproved closure, multiplied by the number of days of the closure.

●	Spending at least $30,000 towards a Shop Launch Marketing Plan, which is a plan covering marketing activities for the first four to six months of operation, to be created by the Wing Zone marketing department in collaboration with the Company and implemented by the Franchisor on the Company’s behalf. This amount is split up into $15,000 no later than 4 weeks before the Franchised Restaurant opens, and $15,000 no later than 10 weeks after the Franchised Restaurant opens.

●	Making contributions to Wing Zone’s national marketing fund at an amount designated periodically by the Franchisor, but not to exceed 4% of the gross sales of the Franchised Restaurant.

●	After the Franchised Restaurant has been in operation for 6 months and for the remaining portion of the Wing Zone Agreement’s term, the Company is required to spend at least 1.5% of total gross sales each month towards local marketing efforts.

●	Obtaining required insurance coverage before opening the Franchised Restaurant or upon signing the lease, whichever occurs first to insure the premises and cover business operations and product liability in line with the minimum limits and parameters set forth in the Wing Zone Agreement. We have not yet obtained this insurance.

●	Purchasing or leasing and installing, at the Company’s expense, all fixtures, furnishings, signs and equipment required by the Franchisor, which may require future modifications and upgrades.

●	Acquiring and subscribing to Franchisor’s required point-of-sale system and a Wing Zone-specific suite of services at the Company’s expense, or equivalent systems approved by the Franchisor that provides the Franchisor free access to data and information from the Company’s computers, including electronically polling the daily sales and other Franchised Restaurant data.

●	Paying the Franchisor a technology fee equal to 0.65% of the Franchised Restaurant’s gross sales.

●	Engaging in required employee training, which the Franchisor may charge up to $10,000 per person trained, with at least two full time and two hourly employees must complete before opening of a Franchise Restaurant.

Plan of Operations

We have not yet generated any revenues and currently have a small team of part-time employees, consultants, and advisors that are working to launch and build Wing Zone Labs. We are currenting beginning site selection efforts for our first locations, conducting searches for initial hires who will be critical for the successful operation of those restaurants, and developing near-term marketing materials.

Over the next twelve months, we will focus on opening and operating our first three to five Wing Zone franchise restaurants, as well as conducting the research and development necessary to advance our plans to automate restaurant operations over time. We anticipate incurring associated costs of $4M to $6M during that time.

We expect our franchised Wing Zone restaurants to begin producing revenue for the Company as soon as they become operational. At the scale assumed for the 12-month cost projections above, we would project approximately $1M to $2M in revenue over the same period.

If we raise the maximum offering amount through this offering, we believe that we will be able to accelerate our new store openings and R&D efforts, which will allow us to generate more revenue and realize our vision for store automation more quickly. In addition, we would anticipate not needing to raise additional capital for the business. If we raise less than 50% of the maximum, however, we would likely need to slow the pace of store openings and delay concerted R&D efforts.

The Franchise Fee, development services fees, shop launch marketing plan fee, and training fees outlined in the Wing Zone Agreement will be paid from the Company’s capital resources. This will also apply to any and all costs associated with launching and operating a Franchised Restaurant, including general contracting costs, equipment costs, costs related to hiring and employing staff, and insurance. Other fees delineated in the Wong Zone Agreement, including the Royalty Fee, technology fee, contribution to the national marketing fund, and ongoing local marketing expenses, will be paid as a function of gross sales (“cost of sales”). The Company plans to cover any costs that precede revenue generation, or exceed revenues after operations have begun, through capital raised in the current Regulation A+ crowdfunding round.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
Kevin Morris	President, CFO	39	Indefinite, appointed January 2021(CFO) and March 2022 (President)
James Jordan	CEO	41	Indefinite, appointed January 2021
Directors
James Jordan	CEO	41	Indefinite, appointed January 2021

17

James Buckly Jordan – CEO and Director

James Jordan has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc., developer of an autonomous commercial lawnmower; Piestro, Inc., an autonomous pizzeria; Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, Jordan was Managing Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. Jordan is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Kevin Morris – President and CFO

Kevin Morris also serves as CFO of Piestro, Inc., an autonomous pizzeria; CFO of Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; Future Principal Financial Officer of Graze, Inc, developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Compensation of Directors and Executive Officers

Through December 31, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	Chairman	$0	$0	$0
Kevin Morris	President and CFO	$0	$0	$0

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class F Stock	James Jordan	3,000,000 shares held directly	N/A	100.00%
Common Stock	Kevin Morris	N/A	529,412 shares as stock options	93.69%

Amounts are as of February 2022. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not always add up to 100%.

18

Interest of Management and Others in Certain Transactions

The Company plans to use Wax, Inc. as a third-party platform where investors can subscribe to the Offering. The Company has not yet finalized commercial terms with Wax, Inc. for any services.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 1,782,531 shares of Common Stock, plus up to 356,506 shares of Common Stock to be issued as Bonus Shares. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's CEO.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our Bylaws, as well as applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock will consist of 15,000,000 shares of Common Stock, $0.00001 par value per share, 3,000,000 shares of Class F Stock, $0.00001 par value per share, and 3,000,000 shares of Preferred Stock, $0.00001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s CEO to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

The holders of Class F Stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

19

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Other Rights

The Common Stock is not redeemable by any holder thereof.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The company is offering up to 1,782,531 shares of Common Stock on a best efforts basis, up to 356,506 shares of Common Stock as Bonus Shares under this Offering Statement, of which this Offering Circular is part. We intend for this offering to continue for up to one year following qualification by the SEC, or until sooner terminated by the company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore Group, LLC in connection with this offering:

Per Share
Public Offering Price	$5.61
Commissions	$0.06
Proceeds, before expenses, to us	$5.55

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

●	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

●	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

●	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $10,000 for these services payable upon the issuance of a FINRA No Objection Letter.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $117,000 in cash.

Bonus Shares for Certain Investors

Certain investors in this Offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 356,506, or 20% of the shares they purchase, depending upon the investment level of such investors or status as a current investor in the company. Investors that invest at least $1,500 in this offering will receive a 5% bonus. Investors that invest at least $5,000 will receive a 10% bonus. Investors that invest at least $10,000 will receive a 15% bonus. Investors that invest at least $20,000 will receive a 20% bonus.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Wax, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only; checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $499.29, or 89 shares of Common Stock. Investors will be responsible for a $50 transaction fee paid directly to a third-party payment services processor at the time of investment. This fee is not considered part of the cost basis of the subscribed Securities but will count against the per investor limit set out in the subscription agreement.

Investors will be required to subscribe to the Offering via the third-party platform managed by Novation Solutions, Inc. and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement, not arising under the federal securities laws, to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s CEO to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

FUTURE LABS IX, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021

To the Sole Director of

Future Labs IX, Inc.

Manhattan Beach, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Future Labs IX, Inc. (the “Company”) which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in stockholder’s equity/(deficit), and cash flows for the period from January 12, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. The Company has current liability of $193,000 with no current assets as of December 31, 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

March 4, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

FUTURE LABS IX, INC.

BALANCE SHEET

December 31,
2021
ASSETS
Franchise rights	$193,000
Total assets	$193,000

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Franchise fees payable	$193,000
Total liabilities	193,000

Stockholder's equity (deficit):
Preferred stock, $0.00001 par value, 3,000,000 shares authorized, no shares issued or outstanding	-
Class F stock, $0.00001 par value, 3,000,000 shares authorized, issued and outstanding as of December 31, 2021	30
Common stock, $0.00001 par value, 6,000,000 shares authorized, no shares issued or outstanding	-
Accumulated deficit	(30)
Total stockholder's equity (deficit)	-
Total liabilities and stockholder's equity (deficit)	$193,000

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

FUTURE LABS IX, INC.

STATEMENT OF OPERATIONS

For the Period from
January 12, 2021
(inception) to
December 31, 2021
Net revenue	$-

Operating expenses:
General and administrative	30
Total operating expenses	30

Loss from operations	(30)

Provision for income taxes	-
Net loss	$(30)

Weighted average common shares outstanding - basic and diluted
Net loss per common share - basic and diluted	n/a

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

FUTURE LABS IX, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

								Total
	Preferred Stock		Class F Stock		Common Stock		Accumulated	Stockholder's
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Equity (Deficit)
Balances at January 12, 2021 (inception)	-	$-	-	$-	-	$-	$-	$-
Issuance of founders' Class F stock	-	-	3,000,000	30	-	-	-	30
Net loss	-	-	-	-	-	-	(30)	(30)
Balances at December 31, 2021	-	$-	3,000,000	$30	-	$-	$(30)	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

FUTURE LABS IX, INC.

STATEMENT OF CASH FLOWS

For the Period from
January 12, 2021
(inception) to
December 31, 2021
Cash flows from operating activities:
Net loss	$(30)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of founders' common stock	30
Net cash used in operating activities	-
Net change in cash and cash equivalents	-
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-

Supplemental disclosure of non-cash investing activities:
Franchise rights obtained in exchange for payables	$193,000

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Future Labs IX, Inc. dba Wing Zone Labs (the “Company”) was incorporated on January 12, 2021 under the laws of the State of Delaware. The Company was formed to be a franchisee of Wing Zone. The Company plans to open franchises, as well as integrate technology and robotics to automate the restaurants over time. The Company currently has a twenty-store development agreement in place with Wing Zone (see Note 4).

As of December 31, 2021, the Company has not commenced planned principal operations. The Company’s activities since inception have primarily consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. The Company has current liabilities of $193,000 with no current assets as of December 31, 2021. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain additional capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history. The Company has been significantly impacted by the COVID-19 pandemic and has unknown continued impacts from the ongoing COVID-19 pandemic.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021, the Company did not have any cash.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Franchise Rights

The Company capitalizes all fees related to the Company’s franchise and development agreement (see Note 4) as an intangible asset. Franchise rights are amortized on a straight-line basis over the term of the franchise agreement.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on its long-lived assets as of December 31, 2021.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to a taxable loss for the period ended December 31, 2021. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021 tax years remain open to examination.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021, diluted net loss per share is the same as basic net loss per share.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard upon inception.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	FRANCHISE AGREEMENT

In December 2021, the Company entered into a franchise and area development agreement (the “Wing Zone Agreement”) with WZ Franchise LLC (the “Franchisor”) for the option to obtain licenses to establish and operate twenty Wing Zone restaurants within the designated territory of Southern California. The Franchisor also granted the Company a non-assignable, non-exclusive right to use the Wing Zone trademarks in the operation of a restaurant selling chicken wings, boneless wings, chicken sandwiches, chicken tenders, related food products, beverage products and ancillary merchandise (“Franchised Restaurants”).

The Wing Zone Agreement is effective for ten years whereby the Company agrees to operate the Franchised Restaurants. The Company is bound by the development schedule set forth in the agreement, commencing with the first restaurant to be opened in December 2022, and the twentieth restaurant to be opened in February 2028. At the end of the term, the Company will have the right to acquire a successor franchise to continue operating the Franchised Restaurants for an additional ten years.

As consideration for the rights and options granted under the Wing Zone Agreement, the Company shall pay the Franchisor an initial individual franchisee fee of $30,000 for each Franchised Restaurant the Company agrees to develop, own and operate. Upon execution of the Wing Zone Agreement, the Company agreed to pay the Franchisor a development fee of $193,000, consisting of the initial franchisee fee for the first Franchised Restaurant, a development services fee and a deposit towards the individual franchise fee for each additional Franchised Restaurant which the Company is granted the option to develop. The development fee is non-refundable and represents consideration for the rights granted to the Company and for reserving the designed territory. The development fee is due in four installments beginning in April 2022 with the last installment due December 2022. As of December 31, 2021, the Company capitalized the franchise rights of $193,000, and will amortize the fees over the term of the Wing Zone Agreement beginning in 2022.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

Pursuant to the Wing Zone Agreement, the Company shall owe the Franchisor a royalty fee of 6% of the gross sales for each Franchised Restaurant, payable on a weekly basis. If the Company does not develop at least three Franchised Restaurants pursuant to the development schedule, the royalty fee on all operating Franchised Restaurants shall immediately increase to 7% of gross sales for the remainder of the franchise terms.

Under the Wing Zone Agreement, the Company has several obligations, including the following:

(i)	Hire and have in place a managing owner to control the daily operations of each Franchised Restaurant. The Franchisor has the right to require the managing owner to participate in a training program for $10,000.
(ii)	For each Franchised Restaurant, the Company is required to spend at least $30,000 (or $12,000 if operating at a non-traditional venue) payable to the Franchisor towards the shop launch marketing plan.
(iii)	After each Franchised Restaurant has been in operation for six months, the Company must spend at least 1.5% of gross sales each month towards local marketing efforts.
(iv)	The Company is obligated to acquire and subscribe to the Franchisor’s point of sale system, and must pay the Franchisor a technology fee of 0.65% of gross sales, payable on a weekly basis.
(v)	Obtain required insurance coverage before opening the Franchise Restaurant.
(vi)	Within nine months of written notice from the Franchisor, the Company must remodel or re-equip the Franchised Restaurant in accordance with specifications provided by the Franchisor. Required remodeling or equipment costs may not exceed $10,000 during the first two years of the agreement term or $50,000 in any five-year period.
(vii)	Contribute to the Franchisor’s national marketing fund, payable on a weekly basis, in an amount that the Franchisor designates but shall not exceed 4% of the gross sales of the Franchised Restaurant.
(viii)	Franchisor has the right to designate an area for the purpose of establishing an advertising cooperative. Each cooperative may be entitled to make contributions up to 2% of gross sales.

The Wing Zone Agreement may be terminated without the Company’s right to cure if the Company shall be in default, including the Company’s declaration of bankruptcy or insolvency, inability to have an approved managing owner, underpayment of royalties by 10%, or if the Company fails to open a Franchised Restaurant within one year per the development schedule. The Wing Zone Agreement may be terminated with the Company’s right to cure if the Company fails to remodel the Franchised Restaurant or if the Company does not pay any monies to the national marketing fund. The Company may terminate the Wing Zone Agreement if the Franchisor commits a material breach of any of its obligations. Upon termination of expiration of the Wing Zone Agreement, all rights granted to the Company shall terminate and revert to the Franchisor.

5.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue three classes of stock: Preferred Stock, Class F Stock and Common Stock. The Company is authorized to issue 3,000,000 shares of Preferred Stock, 3,000,000 shares of Class F Stock and 6,000,000 shares of common stock. All classes of stock have a par value of $0.00001 per share. The Class F Stock are convertible into shares of common stock.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

As of December 31, 2021, there were no shares of Preferred Stock issued or outstanding.

The holders of Class F and common stock shall have the following rights and preferences:

Voting

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

Dividends

The holders of Class F Stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Redemption

No class of stock shall have any redemption rights.

Conversion

Each share of Class F Stock shall automatically be converted into one share of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock. Each share of Class F Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into an equal number of shares of common stock.

Upon each equity financing, 10% of the shares of Class F stock shall automatically convert into shares of the subsequent series of preferred stock that is issued in such equity financing at the applicable conversion ratio. In addition to the automatic conversion, any share of Class F stock that is sold in connection with an equity financing shall be converted into shares of the subsequent preferred stock.

2021 Transactions

During the period ended December 31, 2021, the Company issued 3,000,000 shares of Class F stock to its founder. The Company recorded stock-based compensation of $30, the par value of the issuance.

The Company granted stock options in 2022, as discussed in Note 7.

6.	COMMITMENTS AND CONTINGENCIES

See Note 4 for the Company’s obligations under the Wing Zone Agreement.

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

FUTURE LABS IX, INC.

NOTES TO FINANCIAL STATEMENTS

7.	SUBSEQUENT EVENTS

In January 2022, the Company has adopted the Future Labs IX, Inc. 2022 Equity Incentive Plan (“2022 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2022 Plan was 565,063. In January 2022, the Company granted 565,063 options to employees with an exercise price of $0.01 per share. The options vest over a four-year period with a one-year cliff.

Management has evaluated subsequent events through March 4, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Exhibits

1.1 Form of Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Amended and Restated Certificate of Incorporation

2.2 Amendment to Restated Certificate of Incorporation

2.3 Amended and Restated Bylaws

4.1 Form of Subscription Agreement

6.1 Form of Franchise Agreement with WZ Franchise LLC

6.2 Amendment to Franchise Agreement

6.3 Second Amendment to Franchise Agreement

6.4 Form of Area Development Agreement with WZ Franchise LLC

6.5 Amendment to Area Development Agreement

6.6 Form of Intellectual Property License Agreement with WZ Franchise, LLC

6.7 Form of Stock Option Grant Notice with Kevin Morris

6.8 Form of Stock Option Agreement

11.1 Consent of Independent Auditor

12.1 Opinion of counsel as to the legality of the securities

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Segundo, California, on March 24, 2022.

Wing Zone Labs, Inc.

By	/s/ James Buckly Jordan
James Buckly Jordan, CEO and Director
Wing Zone Labs, Inc.
Date: March 24, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Kevin Morris
Kevin Morris, President, Chief Financial Officer, and Principal Accounting Officer
Wing Zone Labs, Inc.
Date: March 24, 2022